UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant Sec.240.14a-12

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

-----------------------------------------------------------------

2)	Aggregate number of securities to which transaction applies:

-----------------------------------------------------------------

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-----------------------------------------------------------------

4)	Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------

5)	Total fee paid:

-----------------------------------------------------------------

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

-----------------------------------------------------------------

2)	Form, Schedule or Registration Statement No.:

-----------------------------------------------------------------

3)	Filing Party:

-----------------------------------------------------------------

4)	Date Filed:

-----------------------------------------------------------------

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

It is my pleasure to invite you to attend our Annual Meeting of Stockholders. The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth below.

Time and Date:	11:00 a.m., Eastern Time, on Tuesday, October 28, 2008

Place:	The Company’s offices at 99 Park Avenue, 16th Floor, New York, New York 10016.

Items of Business:	(1)	To elect all of the members of the Board of Directors;
(2)	To ratify the selection of Kempisty & Company Certified Public Accountants PC as independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(3)	To transact any other business properly brought before the Annual Meeting.

Who May Vote:	You may vote if you were a stockholder of record as of the close of business on September 24, 2008 (the “record date”).

Annual Report:	A copy of our 2007 Annual Report is enclosed.

Date of Mailing:	This Notice and the Proxy Statement are first being mailed to stockholders on or about October 1, 2008.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. Proxies are revocable, and any stockholder may withdraw his or her proxy and vote in person at the meeting.

If your shares are held of record by a broker, bank or other nominee and you wish to attend or vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you hold shares in street name but will not attend the meeting, we request that you return your instructions to vote your shares to your broker.

By order of the Board of Directors

/s/ Dr. Alexandre Agaian
Dr. Alexandre Agaian, President
New York, New York
October 1, 2008

i

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 28, 2008

INFORMATION ABOUT THE MEETING

What am I voting on?

You will be voting on the following Proposals:

(1)	To elect all of the members of the Board of Directors;
(2)	To ratify the selection of Kempisty & Company Certified Public Accountants PC as independent registered public accounting firm for the fiscal year ending December 31, 2008; and
(3)	To transact any other business properly brought before the Annual Meeting.

Who can vote?

You can vote if you were a stockholder of record of our common stock or preferred stock as of the close of business on the record date, September 24, 2008, including shares held directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, as a “holder of record” and held for you in an account with a broker, bank or other nominee (which means your shares are held in “street name”). There is no cumulative voting. On the record date, we had 58,358,338 shares of common stock and 5,000,000 shares of preferred stock outstanding.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of the shares entitled to vote as of the record date must be present in person or by proxy. This is called a quorum. If there is no quorum at the opening of the meeting of stockholders, such meeting may be adjourned or postponed from time to time by the vote of a majority of the shares voting on the motion to adjourn or postpone; and, any action on the items of business described above may be considered at any time and date to which the meeting may be properly adjourned or postponed. Your shares are counted as present at the meeting if you have properly voted by submitting a proxy card prior to the meeting, or are present and vote in person at the meeting. Abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Am I entitled to vote if my shares are held in “street name” and will my shares be voted if I do not provide instructions?

If a bank or broker firm holds your shares, you are considered the beneficial owner of share held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm, along with a voting instruction card. If you hold shares in street name, your broker has discretionary authority to vote the shares on “routine” matters. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Absent your instructions, the record holder may be permitted to vote your shares. Proposals Nos. 1 and 2 are to be acted upon at the meeting are routine matters. When a proposal is not routine, and you do not provide voting instructions to your broker, your broker cannot vote the shares on that proposal, and your shares are counted as “broker non-votes.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are treated as shares present for quorum purposes, but not entitled to vote, thus effectively reducing the number of shares needed to approve the proposal.

How many votes am I entitled per share?

Each holder of shares of common stock is entitled to one vote per share held as of the record date, and each holder of shares of preferred stock is entitled to three votes per share held as of the record date. The common stock and the preferred stock are voting as a single class on all matters described in this proxy statement. Our bylaws provide that the holders of shares of preferred stock, except as otherwise required by applicable law, are entitled to vote, on all matters, including the election of directors, in which the holders of common stock are entitled to vote, voting together as a single class.

What vote is required to elect directors?

Proposal No. 1. For each director nominee, you may either vote “For” or “Withhold Authority” to vote. Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote, meaning that the five nominees who receive the largest number of “for” votes will be elected as directors. Our bylaws provide that for so long as at least 50% of our originally issued preferred stock are outstanding, the holder of the preferred stock shall have the exclusive right to elect a majority of the Company’s board of directors, and such directors may only be removed and may be removed from time to time, by the holders of the preferred stock. We do not have a majority voting policy for director elections. Stockholders may not cumulate their votes in the election of directors. Votes withheld are not counted toward a nominee’s total.

What vote is required to approve the other proposal?

Proposal No. 2. You may vote “For”, “Against” or “Abstain” on this proposal. For approval of this proposal, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is required. If you abstain, your shares will have the same effect as a vote against the proposal. Broker non-votes, are not counted as votes “for” or “against” the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” each of the proposals, including for each of the director nominees. No director has informed the Company that he intends to oppose any action intended to be taken by the Company.

How do I vote my shares at the meeting?

You may vote your shares at the meeting if you attend in person. If you are a stockholder of record, please bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain a legal proxy from the bank or broker and bring proof of identity in order to vote at the meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy, so your vote will be counted if you later decide not to attend the meeting.

How do I vote my shares without attending the meeting?

If you are a stockholder of record, you may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If your shares are held in street name, please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you. If you provide specific voting instructions, your shares will be voted by your broker or nominee as you have directed.

May I change my vote, or revoke my proxy?

Yes. You may change your vote at any time before the polls close. You may change your vote and revoke your proxy by: (1) submitting a properly signed proxy card with a later date; (2) voting in person at the meeting; or (3) sending a signed statement with a later date to that effect to Terra Energy & Resource Technologies, Inc., Attn.: Corporate Secretary, 99 Park Avenue, 16th Floor, New York, New York 10016.

Will my shares be voted if I do not provide my proxy?

No. If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

What if I return my proxy card, but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted "For" the Proposals, and on other matters properly brought before the meeting in accordance with the best judgment of the named proxies.

Am I entitled to dissenters’ right of appraisal?

The actions to be acted upon at the annual meeting do not invoke dissenters’ right of appraisal.

Who is soliciting the proxies?

The proxy is solicited on behalf of our Board of Directors. We will bear the cost of soliciting proxies. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are to be elected annually and to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board has proposed that the five nominees listed below be elected at the annual meeting. Each nominee is currently serving as a director and is standing for re-election. We know of no reason why any nominee should be unable or unwilling to serve as a director. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unable or unwilling to serve, the proxies will be voted for a substitute nominee selected by the Board.

Nominees

The five nominees for election to the Board this year are:

Name	Age	Position
Dmitry Vilbaum	39	Chief Executive Officer and a Director
Dr. Alexandre Agaian	57	President, Principal Financial Officer and a Director
Mikhail Gamzin	43	Director
Evgeny Roytman	42	Director
Dmitri Moiseyev	37	Director

Business Experience of Nominees

Dmitry Vilbaum, Chief Executive Officer and a Director

Dmitry Vilbaum has served as Chief Executive Officer and as a member of the board of directors of the Company since July 10, 2007. Previously, Mr. Vilbaum served as its President from July 10, 2007 to July 21, 2008, and as its Chief Operating Officer from June 13, 2005 to July 10, 2007. He has served in the following capacities with respect to the Company’s subsidiaries: as Chief Executive Officer, President, and as a Director of Terra Insight Corporation (“TIC”), from July 10, 2007 to July 24, 2008; as Chief Operating Officer of TIC from December 29, 2005 to July 10, 2007; as Chief Executive Officer and President of Terra Resources, Inc. (“TRI”) since July 10, 2007; Treasurer of TRI since July 24, 2008; as a Director of TRI from July 10, 2007 to July 24, 2008; as Chief Operating Officer of TRI from December 29, 2005 to July 10, 2007; as Chief Executive Officer and President of Terra Insight Technologies Corporation (“TITC”) from July 10, 2007 to July 24, 2008; as a Director of TITC from July 10, 2007 to July 24, 2008; as Chief Operating Officer of TITC from August 24, 2006 to July 10, 2007; as Chief Executive Officer, President and as a Director of Terra Resource Operations Co., Inc. (“TROC”) since July 10, 2007; as Chief

Operating Officer of TROC from March 20, 2006 to July 10, 2007; as Chief Executive Officer and President of Terra Insight Services, Inc. (“TISI”) since December 6, 2007; as a Director of TISI from December 6, 2007 to July 24, 2008; as Director of Namterra Mineral Resources (Proprietary) Limited (“NamTerra”) since January 17, 2006. From June 2005 to March 2006, Mr. Vilbaum was employed by Law Offices of Dan Brecher on a part-time basis. From March 2001 to June 2005, Mr. Vilbaum was employed by Deutsche Bank where he held various positions in the bank’s information technology department. From January 1996 through March of 2001, Mr. Vilbaum served as the president of Anyent, Inc., a consulting company providing information technology services to major Wall Street corporations, such as Citibank, Deutsche Bank, Newbridge Securities, Deloitte & Touche LLP., as well as technology companies, such as Compaq and MatchBlade Technologies. Mr. Vilbaum received a Bachelor of Engineering degree in 1995 from the City University of New York.

Dr. Alexandre Agaian, President and Principal Financial Officer, and a Director

Dr. Agaian has served as President of the Company since July 21, 2008, and as Principal Financial Officer and as a member of the board of directors of the Company since July 24, 2008. He serves in the following capacities with respect to the Company’s subsidiaries since July 24, 2008: Chief Executive Officer, President and Treasurer of TIC; Director of TRI; Director and Treasurer of TITC since July 24, 2008; Director of TISI. He co-founded, in May 2007, Helios Petroleum Holding, AG, a Swiss company developing and operating mini-refineries in Russia, and serves as its President and as a member of its Board of Directors. From 2005 to 2007, Dr. Agaian, through his private consulting company, Balance Capital, LLC, participated in structuring several oil and gold projects in Kazakhstan and Ukraine. From May 2003 to July 2005, Dr. Agaian served as President and Chief Executive Officer of BMB Munai, Inc, an oil and gas exploration and production company. Dr. Agaian was one of the founders and member of the Board of Directors of BMB Munai. In 1994, Dr. Agaian founded ANBI Corporation, a New Jersey corporation with business interests and relationships in Russia, Ukraine and Kazakhstan. In 1989, Dr. Agaian co-founded the All-Russian Association of Commercial Banks, a non-commercial organization in the former Soviet Union, and served as Vice President until 1992. In 1988, Dr. Agaian founded the first commercial bank in the USSR, The Innovation Bank of Saint-Petersburg, and served as its Chief Executive Officer until 1994. In 1993, Dr. Agaian was elected as a Corresponding Member of the Engineering Academy of St. Petersburg (Russia). From 1985 to 1988, Dr. Agaian served as Chief Information Officer at the Bank for Industry and Construction. From 1973 until 1985, Dr. Agaian performed scientific work at different research centers and institutes in Tbilissi, Moscow and Leningrad. Dr. Agaian graduated from the State University of Tbilissi (Georgia, former USSR) in 1973, summa cum laude, with a degree in applied cybernetics. He received a Ph.D. in 1980 from The Academy of Science in Moscow in the field of computer networking.

Mikhail Gamzin, Director

Mr. Gamzin joined our Board of Directors on April 23, 2008. Since 2003, Mr. Gamzin has been the Chief Executive Officer and Managing Partner of the Russian Technologies Venture Fund, a venture capital fund in Russia, backed by the Alfa Group Consortium, and is a principal of Russian Technologies Investment Consultants Limited, a management consulting company for the fund and other entities. Since 2001, Mr. Gamzin has been a member of the Alfa Group Consortium, a privately owned Russian financial industrial conglomerate. Since 2003, Mr. Gamzin has been a member of the Administrative Council of the Russian Private Equity and Venture Capital Association. From 2001 to 2003, Mr. Gamzin was Chief Executive Officer and a director of United Food Company Ltd., Moscow, Russia. From 1996 to 2001, Mr. Gamzin was Chairman of the Board of Intec Group, a sugar and grain business which in 2001 merged with Alfa Group's sugar business to create United Food Company. Mr. Gamzin graduated from Moscow Commercial Institute in 1989 with a Master of Economics.

Evgeny Roytman, Director

Mr. Roytman joined our Board of Directors on April 23, 2008. Since 2003, Mr. Roytman has been Chief Executive Officer of Kolangon-optim LLC (Moscow, Russia), a company working in the sphere of digital and mobile television formats. Since 2006, Mr. Roytman has been a director of Dominanta LLC (Moscow, Russia). Since 2005, Mr. Roytman has been a director of Dicom LLC (Moscow, Russia). From 2003 to 2007, Mr. Roytman served as a Chief Executive Officer of MediaTrust LLC (Moscow, Russia). From 2000 to 2002, Mr. Roytman served as Chief Executive Officer of NTV - Internet ZAO (Moscow, Russia). Mr. Roytman graduated from Moscow State Technologic University ‘Stankin’ in 1992 with a Master of Science.

Dmitri Moiseyev, Director

Mr. Moiseyev joined our Board of directors on July 24, 2008. Since May 2008, Mr. Moiseyev has been Investment Director at Technoprom Investment Corp., and employed by its management consulting company, RTIC Russian Technologies Investment Consultants Limited. He was a Director with Infort Capital from October 2007 to March 2008. From May 2002 to September 2007, he served as Senior Portfolio Manager for Berkeley Capital Partners, West Siberia Venture Fund of European Bank for Reconstruction and Development (EBRD). He also served as a director for the following portfolio companies: ZAO NPK Katren from May 2002 to June 2005; MS United Group from June 2002 to October 2003; and SK Press from May 2005 to September 2007. From 1999 to 2002, he served as Vice President on Business Development at National Timber Company, a Sputnik Funds portfolio company. From 1997 to 1999, he served as an Associate for Russia Partners Management, a private equity investment fund. From 1995 to 1996, he worked at Arthur Andersen in Moscow, Russia. He received a graduate diploma in Economics from Moscow State University in 1996.

The Board of Directors recommends that you vote “FOR”

the election of each of these nominees.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Corporate Governance

The Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. Each director stands for election every year, and holds office until the next annual meeting of the stockholders and until his or her successor is elected and qualified.

Director Independence

Our Board currently consists of five members, each of whom, other than our Chief Executive Officer, Mr. Vilbaum, and our President, Dr. Agaian, are non-employee members of our Board. As all of our Board members are officers or nominees of a controlling stockholder who may not be deemed independent, the Board has deemed that none of our non-employees members of the Board are independent. In determining independence, we are applying the independence standards of the American Stock Exchange.

Code of Ethics

We have not yet implemented a code of ethics applicable to our directors, officers and employees. Our present business operations were only recently commenced, and we have had a small number of employees since inception, many of whom were officers and officers simultaneously. We expect to adopt a code of ethics during calendar year 2008.

Director Attendance at Annual Stockholder Meetings

The Board has not adopted a policy regarding director attendance at the annual stockholder meeting. Directors are invited to attend. We did not hold a formal annual stockholder meeting in 2007; accordingly, no directors attended.

Board Meetings

During the 2007 fiscal year, the Board of Directors did not hold any formal board meetings. All actions of the Board of Directors were undertaken by unanimous written consent by the Board of Directors.

Board Committees

Our Board of Directors does not currently maintain a separately-designated standing audit, nominating, or compensation committee, or other similar committee, of the Board of Directors, and we do not have audit, nominating, or compensation committee, or other similar charter. Members of our Board of Directors are responsible for matters typically performed by such audit, nominating, compensation or other similar committees. No person serving on our Board of Directors qualifies as a financial expert. In 2007, our Board of Directors consisted of three persons who were officers, as our present business operations were only recently commenced. As all of our Board members are officers or nominees of a controlling stockholder who may not be deemed independent, we have not established separate Board committees.

Director Nominations

We seek to attract persons with financial expertise and related industry experience to serve on our Board of Directors. Our Board selects the director nominees for each annual meeting of stockholders or when vacancies occur. Current members of the Board are considered for re-election. In seeking candidates for directors, members of our Board may use their business, professional and personal contacts, accept the recommendations from other Board members, stockholders or management, and engage a professional search firm.

In considering candidates to serve as directors, the Board considers all factors it deems relevant, including, but not limited to: intelligence, high personal and professional ethics, values, integrity and sound judgment; education; business and professional skills and experience; familiarity with our business and the industry in general; independence from management; ability to devote sufficient time to Board business; commitment to regularly attend and participate in meetings of our Board and its committees; and concern for the long-term interests of the stockholders. While such factors are important in evaluating candidates, we do not impose any specific, minimum qualifications for director nominees.

The Board may use such resources and information, as it deems appropriate, to evaluate each of the prospective candidates, including all submitted materials, third party references, interviews, publicly available reference items, and professional advice concerning applicable laws, rules, regulations and listing standards, as well as taking into account factors relative to the size and overall composition of the Board, such as the mix of expertise and capabilities of existing Board members, desirable skills and competencies that would enhance Board performance, and the ability of the Board as a whole to work together effectively in the best interests of our company. The process for evaluating candidates and the manner of evaluation conducted by the Board is the same regardless of the category of person recommending the proposed candidate.

The Board considers candidates recommended by security holders. Stockholders who wish to recommend candidates for director should submit such recommendations to the attention of the Board at our corporate office. To be considered by the Board, a stockholder recommendation for a nominee must be made in writing to our Corporate Secretary at our principal executive offices no later than January 31, 2009 for consideration for the next annual meeting. Such communication should describe why the candidate meets the Board's criteria described above, include the candidate's and recommender's names and addresses and provide biographical information about the recommended candidate that would be required if the candidate were to be nominated, and include the proposed nominee's written consent to serve as a nominee, if nominated, and as a director, if elected. In considering stockholder recommendations for nominees, the Board may request additional information concerning the nominee or the applicable stockholder or stockholders. Stockholder recommendations that meet such requirements will be considered using the same criteria as other candidates by the Board.

Esterna Ltd. is the sole preferred stockholder. Esterna Ltd. is a wholly-owned entity of River Universal Trading Limited. Our bylaws provide that the holders of shares of preferred stock, except as otherwise required by applicable law, are entitled to vote, on all matters, including the election of directors, in which the holders of common stock are entitled to vote, voting together as a single class. Our bylaws provide that for so long as at least 50% of our originally issued preferred stock are outstanding, the holder of the preferred stock shall have the exclusive right to elect a majority of the Company’s board of directors, and such directors may only be removed and may be removed from time to time, by the holders of the preferred stock. Accordingly, Esterna Ltd. has the voting power to elect all of the directors. All of the Board nominees are standing for re-election. All of the Board nominees, other than Mr. Vilbaum whose service as a director preceded Esterna’s voting rights, were initially nominees of River Universal Trading Limited.

Director Compensation

We did not compensate directors for their services on the Board of Directors in fiscal years 2006 and 2007.

Communications with the Board of Directors

Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, a stockholder wishing to communication with any of our directors regarding the Company International may write to the director or directors at: Name of Director or Directors, c/o Corporate Secretary, Terra Energy & Resource Technologies, Inc., 99 Park Avenue, 16th Floor, New York, New York 10016. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics. The Board reviews and approves the stockholder’s communication process periodically to ensure effective communication with stockholders.

Additional Information about Directors and Officers

None of our directors or officers serves as a director of another reporting company. None of our officers or directors has a family relationship with any director, executive officer, or nominee to become a director or an executive officer. None of our officers or directors during the past five years has been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding, excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law.

REPORT OF THE BOARD

The Board of Directors of Terra Energy & Resource Technologies, Inc. is not composed of independent directors, applying the listing standards of the American Stock Exchange. The Board of Directors does not operate pursuant to a written charter adopted by the Board of Directors.

The Board Members are responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Board Members has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management and the independent registered public accounting firm. The Board has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Board Members have received and discussed the written disclosures and the letter from Kempisty & Company, Certified Public Accountants, P.C. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with them their independence. The Board Members have concluded that Kempisty & Company, Certified Public Accountants, P.C. is independent from the Company and its management.

Based on the reports and discussions described above, the Board Members recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Dated: April 14, 2008	Members of the Board of Directors Ivan Railyan Dmitry Vilbaum

OUR EXECUTIVE OFFICERS

Each executive officer serves, in accordance with our by-laws, until the first meeting of the Board of Directors following the annual meeting of stockholders and until his or her respective successor is chosen and qualified or until he or she sooner dies, resigns, is removed or becomes disqualified.

The following table sets forth our executive officers as of September 24, 2008.

Name	Age	Position
Dmitry Vilbaum	39	Chief Executive Officer
Dr. Alexandre Agaian	57	President and Principal Financial Officer
Ivan Railyan	41	Chief Executive Officer of Terra Insight Technologies Corporation
Kenneth Oh	36	Secretary
Elena Palgova	34	Secretary of subsidiaries of the Company

The biographies of Mr. Vilbaum and Dr. Agaian are set forth under the heading “Proposal No. 1 – Election of Directors – Business Experience of Nominees” above.

Mr. Railyan holds or has formerly held the following positions with the Company and its subsidiaries: Chairman of the Board from May 19, 2005 to July 24, 2008; Director of Technology from September 30, 2006 to July 24, 2008; President from May 19, 2005 to September 30, 2006. He has served in the following capacities with respect to the Company’s subsidiaries: Chairman of TIC from January 7, 2005 to July 24, 2008; President of TIC from January 7, 2005 to September 30, 2006; Chairman of TRI from April 4, 2005 to July 24, 2008; President of TRI from April 4, 2005 to September 30, 2006; Chief Executive Officer and President of TITC since July 24, 2008; Chairman of TITC from August 24, 2006 to July 24, 2008; President of TITC from August 24, 2006 to September 30, 2006; Chairman of TROC from March 20, 2006 to July 24, 2008; President of TROC from March 20, 2006 to September 30, 2006; and Chairman of TISI from December 6, 2007 to July 24, 2008. In 1997, Mr. Railyan joined the Institute of Geoinformational Analysis of the Earth Establishment, a Liechtenstein company, as the Head of the Representative Office in the Commonwealth of Independent States. From 2003 to the present, Mr. Railyan has served as Chairman of the Board of the Institute. From 1993 to 1997, Mr. Railyan served as the Head of Research and Development team of the Russian Defense Ministry, Joint Chiefs of Staff. Mr. Railyan received a Master of Science degree from the University of Patrisa Lumumby, Moscow in 1991, and an honorary Ph.D. from the Academy of Science, Arts of the CIS Countries, which he received in 2003. Since 2003 to the present, Mr. Railyan has served as the Vice President of the Academy of Arts and Science of the Commonwealth of Independent States. In September 2005, Mr. Railyan was elected as a member of the Russian Academy of Natural Sciences.

Mr. Oh has served as Secretary of the Company since June 1, 2005. Mr. Oh works on a part-time basis. He has previously served as Secretary with respect to the following subsidiaries of the Company: TIC from December 29, 2005 to July 24, 2008, TRI from December 29, 2005 to July 24, 2008; TITC from August 24, 2006 to July 24, 2008; TROC from March 20, 2006 to March 12, 2008; and TISI from December 6, 2007 to July 24, 2008. Mr. Oh is a practicing attorney. From 1998 through the present, Mr. Oh has been an attorney with Law Offices of Dan Brecher. Law Offices of Dan Brecher serves as our legal counsel. Mr. Oh graduated from Pomona College with a B.A. degree in 1993 and from Fordham University with a J.D. degree in 1997.

Ms. Palgova serves in the following capacities with respect to the Company’s subsidiaries since July 24, 2008: Director of TIC; Secretary of TIC; Secretary of TRI; Secretary of TITC; and Secretary of TISI. Ms. Palgova has also served as a legal consultant to the Company since May 2008. Since 2006, Ms. Palgova has been the General Counsel of the Russian Technologies Venture Fund, a venture capital fund in Russia, and employed by Russian Technologies Investment Consultants Limited, a management consulting company for the fund. From 1997 to 2006,

Ms. Palgova worked with several international law firms in Moscow, Russia, including with Baker & McKenzie from 2005 to 2006, Capital Legal Services Ltd. from 2002 to 2005, and Mannheimer Swartling from 1998 to 2000. Ms. Palgova graduated from MGIMO (University) with a Degree in Law with concentration in International Commercial Law in 1997 and received an LL.M degree from Cornell Law School in 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation we paid to our present and former Chief Executive Officer and our next two most highly compensated executive officers who served during our fiscal year ended December 31, 2007 (collectively, the “Named Executive Officers”).

Name and Principal Position (a)	Year	Salary ($)(b)	Bonus ($)	Option Awards ($)(c)(d)(e) (f)(g)(h)	All Other Compensation ($)(i)	Total ($)
Dmitry Vilbaum	2007	5,769	–	523,122	–	528,891
Chief Executive Officer	2006	131,923	50,000	209,375	19,774	411,072
Roman Rozenberg	2007	–	–	–	–	–
Former Chief Executive	2006	238,450	–	275,000	81,337	594,787
Officer and Former President
Ivan Railyan	2007	–	–	514,021	–	514,021
Former President	2006	149,310	–	275,000	64,900	489,210
Dan Brecher	2007	–	–	807,107	–	807,107
Managing Director	2006	133,961	–	275,000	32,400	441,361

(a)	Mr. Rozenberg resigned on July 10, 2007. Mr. Rozenberg waived all fiscal 2007 salary, as well as unpaid salary, due to him. Mr. Brecher resigned on July 24, 2008.
(b)

For fiscal 2007, refers to salaries actually paid, and does not include accrued salaries, which were waived in 2007, in the amounts of $134,135 for Mr. Vilbaum, and $63,942 for Mr. Railyan. For fiscal 2006, includes unpaid salaries that were accrued in the amounts of $23,077 for Mr. Vilbaum, $7,050 for Mr. Rozenberg, $74,375 for Mr. Railyan, and $28,563 for Mr. Brecher, all of which were subsequently waived by the respective employees in 2007.

(c)

Represents the stock-based compensation recognized in accordance with SFAS No. 123(R). Option awards are valued at the fair value on the grant date using a Black-Scholes model. Assumptions made in the valuation of option awards are discussed in Note 5 to the consolidated financial statements. Grants of stock options in fiscal 2007

(d)

On August 13, 2007, we granted 5 million stock options to Mr. Vilbaum and 1 million stock options to Mr. Railyan, in each case, exercisable for five years at $0.16 per share, of which 50% vested on the grant date and the other half are to vest on August 13, 2008. The total grant date fair values of the awards to Mr. Vilbaum and Mr. Railyan were $656,279 and $131,256, respectively.

(e)

On October 1, 2007, we granted 1 million stock options to Mr. Vilbaum, 2.5 million stock options to Mr. Railyan and 4.5 million stock options to Mr. Brecher, in each case, exercisable for five years at $0.22 per share. The total grant date fair values of the awards to Mr. Vilbaum, Mr. Railyan and Mr. Brecher were $179,357, $448,393, and $807,107, respectively.

(f)

On April 17, 2006, we granted 50,000 stock options to Mr. Vilbaum, exercisable for five years at $1.38 per share, which vested at the rate of 25% per quarter following the grant date, with 75% vesting in fiscal 2006 and 25% vesting in fiscal 2007. The stock options were subsequently terminated in fiscal 2007.

(g)

On December 29, 2005, we granted 500,000 stock options to each of Mr. Railyan, Mr. Rozenberg, and Mr. Brecher, and 250,000 stock options to Mr. Vilbaum, in each case, exercisable for five years at $0.50 per share, which vested at the rate of 25% per quarter in fiscal 2006. The stock options were subsequently terminated in fiscal 2007.

(h)

On September 25, 2006, we granted 250,000 stock options to each of Mr. Vilbaum, Mr. Railyan, Mr. Rozenberg, and Mr. Brecher, in each case, exercisable for five years at $0.21 per share. The stock options granted on September 25, 2006 to Mr. Rozenberg and Mr. Brecher were exercised in December 2006.

(i)

This column reports the total amount of perquisites and other benefits provided, if such total amount exceed $10,000. In 2006, for Mr. Vilbaum, this includes expenses of $16,281 associated with an automobile owned by the executive, which was partially paid for by the company, and the cost of premiums of long term care insurance of $2,568. In 2006, for Mr. Rozenberg, this includes the cost of a company apartment of $55,200. In 2006, for Mr. Railyan, this includes expenses of $60,000 for the purchase of a company automobile used by the executive. In 2006, for Mr. Brecher, this includes expenses of $19,166 associated with a company leased automobile used by the executive, and the cost of premiums of life insurance of $7,580 and of disability insurance of $4,552.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding option awards held by the Name Executive Officers as at December 31, 2007. We have not granted stock awards to a Name Executive Officer.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned Options (#)	Option exercise price ($)	Option expiration date
Dmitry Vilbaum	250,000	–	–	0.21	9/24/2011
Dmitry Vilbaum	5,000,000	–	–	0.16	8/12/2012
Dmitry Vilbaum	1,000,000	–	–	0.22	9/30/2012
Ivan Railyan	250,000	–	–	0.21	9/24/2011
Ivan Railyan	1,000,000	–	–	0.16	8/12/2012
Ivan Railyan	2,500,000	–	–	0.22	9/30/2012
Dan Brecher	4,500,000	–	–	0.22	9/30/2012

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan provides for various types of awards, including stock options, stock awards, and stock appreciation rights, denominated in shares of our common stock to our employees, officers, non-employee directors and agents, and those of our participating subsidiaries. Our Board of Directors adopted the 2005 Stock Incentive Plan on December 29, 2005 and our stockholders approved the 2005 Stock Incentive Plan on November 3, 2006. The purposes of the 2005 Stock Incentive Plan are to attract and retain such persons by providing competitive compensation opportunities, to provide incentives for those who contribute to the long-term performance and growth of our company, and to align employee interests with those of our shareholders. The 2005 Stock Incentive Plan is administered by the Board of Directors. The 2005 Stock Incentive Plan prohibits the repricing of awards. The maximum aggregate number of shares of common stock that may be granted under the 2005 Stock Incentive Plan is five million shares, subject to an evergreen provision, provided that not more than one million shares may be issued as awards of incentive stock options. The evergreen provision provides that for a period of nine years from the adoption date of the 2005 Stock Incentive Plan, the aggregate number of shares of common stock that is available for issuance under the 2005 Stock Incentive Plan shall automatically be increased by that number of shares equal to five percent of our outstanding shares, on a diluted basis, or such lesser number of shares as determined by the Board of Directors. Unless terminated earlier by the Board of Directors, the 2005 Stock Incentive Plan will terminate on December 28, 2015. As of December 31, 2007, and December 31, 2006, we had outstanding nonincentive stock options to acquire 625,000 shares and 2,727,500 shares, respectively, under the 2005 Stock Incentive Plan.

Employment Agreement with CEO

On April 23, 2008, the Company entered into an employment agreement with Dmitry Vilbaum, the Company’s Chief Executive Officer and President, effective April 23, 2008. Mr. Vilbaum is entitled to: an annual salary at the rate of $150,000; an annual performance based bonus in an amount equal to 5% of the Company’s consolidated net profit, except if terminated for cause; and is also entitled to other bonuses, performance-based or otherwise, and an annual increase in salary, as the Company’s Board of Directors may determine in its discretion. Also, under the employment agreement, Mr. Vilbaum is entitled to medical and dental insurance, twelve sick days per year, three weeks vacation, and participation in employee benefit plans that the Company may adopt. In connection with the employment agreement, the Company granted to Mr. Vilbaum stock options to purchase 3 million shares of the Company’s common stock, exercisable at $0.165 per share. Stock options to purchase 1 million shares vested on April 23, 2008 and expire on April 22, 2011. Stock options to purchase an additional 1 million shares are to vest on April 23, 2009 and to expire on April 22, 2012. Stock options to purchase a further 1 million shares are to vest on April 23, 2010 and to expire on April 22, 2013. The employment term is for a period of up to three years. The Company may earlier terminate the employment of Mr. Vilbaum under the employment agreement for the following reasons: (a) death; (b) because of physical injury or illness if Mr. Vilbaum is unable to materially perform his duties;

(c) upon two months’ prior written notice, if determined by majority vote of the Company’s Board of Directors at a duly constituted meeting; or (d) for reasons of cause, as such term is defined in the employment agreement. If the Company terminates Mr. Vilbaum’s employment for any reason other than for cause, the Company is to pay him four months of salary as severance.

Prior to entering the employment agreement described above, Mr. Vilbaum worked as an at-will employee with a base annual salary at the rate of $100,000 for calendar year 2008. In December 27, 2007, our three-year employment agreement with Mr. Vilbaum, effective as of June 13, 2005, as may have been amended and supplemented, was terminated. The employment agreement had provided for an initial annual base salary, for services on a part-time basis, of $100,000 for fiscal year 2005. In fiscal year 2006, Mr. Vilbaum was paid at the rate of $125,000 through March 2006, when his salary was increased to the rate of $150,000 per year. Beginning in late 2006, Mr. Vilbaum was paid at the rate of fifty percent of his stated salary until February 2007, when we ceased making all employee salary payments. In 2007, Mr. Vilbaum waived all accrued salary due to him through December 27, 2007. In 2005, under the employment agreement, we granted him five-year stock options to purchase 413,333 shares of our common stock, exercisable for five years at $0.80 per share, and he also held 500,000 stock options granted on June 29, 2005, 250,000 stock options granted on December 29, 2005, and 50,000 stock options granted on April 17, 2006. In October 2007, those stock options were cancelled. At December 31, 2007, Mr. Vilbaum held 250,000 stock options granted on September 25, 2006, 5,000,000 stock options granted on August 13, 2007, and 1,000,000 stock options granted on October 1, 2007. Under the employment agreement, he was also entitled to receive reimbursement for reasonable travel and other business related expenses, four weeks vacation, and medical and dental insurance. We were also providing to Mr. Vilbaum certain life insurance and long-term care insurance coverage.

Employment Agreement with President

On August 29, 2008, the Company entered into employment agreement, dated as of July 21, 2008, with Dr. Alexandre Agaian, who joined the Company as the Company’s President on July 21, 2008. The thee year employment agreement provides for: a base salary at the rate of $200,000 per year for the first year, and at a rate of $240,000 per year for the next two years; a sign-on bonus of $20,000; family health insurance with premiums not exceeding $14,000 per year; an automobile allowance not to exceed $12,000 per year; twelve sick days per year; three weeks vacation per year; ten holidays; participation in the Company’s 401(k) plan or such other plan as the Company may adopt; a business cell phone; certain reimbursement for business travel; eligibility for a performance-based bonus upon achievement of performance targets and thresholds to be established by the Board of Directors, such as achievement of certain market price, business performance, or other criteria, determined by the Board of Directors in its reasonable discretion, for which he would be entitled to a bonus of 100% of his base salary upon achievement of 100%-120% of the performance target, and a bonus of up to, in the discretion of the Board of the Directors, 200% of his base salary, for achievement of more than 120% of the performance target; and, a grant of stock options to purchase up to 5 million shares of the Company’s common stock, subject to vesting and exercisability conditions as follows: two million stock options, exercisable for four years at $0.20 per share, to vest upon receipt by the Company of third party financing (in debt or equity) in the amount of at least $10 million during the first year of the employment term; one million stock options, exercisable for four years at $0.40 per share, to vest upon completion of one year of service; one million stock options, exercisable for five years at $0.60 per share, to vest upon completion of the second year of service; and one million stock options, exercisable for six years at $0.90 per share, to vest upon completion of the third year of service. The employment agreement may be earlier terminated for the following reasons: (a) death; (b) because of physical injury or illness, upon 30 days’ prior written notice, if Dr. Agaian is unable to materially perform his duties for a continuous period of 120 days with no expectation of return within a reasonable time; (c) upon three months’ prior written notice, at the option of either Dr. Agaian or the Company, without cause, in which event the Company shall have the right to require Dr. Agaian not to perform any services for the Company until the termination becomes effective, subject to payment to the salary for three months; or (d) for reasons of cause, as such term is defined in the employment agreement. If the Company terminates Dr. Agaian’s employment for any reason other than for cause, all fringe benefits provided for in the employment agreement shall continue for three months from the effective date of termination and stock options are to vest on the next anniversary date following the date of termination shall become vested.

EQUITY COMPENSATION PLAN INFORMATION

The following table set forth outstanding securities authorized for issuance under equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by securities holders	625,000	$0.74	4,375,000
Equity compensation plans not approved by security holders	18,065,000	$0.21	0
Total	18,690,000	$0.23	4,375,000

Plans in the Shareholder Approved Category

Our 2005 Stock Incentive Plan for employees, directors and consultants provides for the issuance of up to 5,000,000 shares of our common stock pursuant to awards granted under the 2005 Stock Incentive Plan. To date, only nonincentive stock options to employees have been granted under the 2005 Stock Incentive Plan. A nonincentive stock option entitles the holder to purchase a share of our common stock for a period of five years from grant at a purchase price no less than the fair market value of the common stock on the day of grant. As of December 31, 2007, nonincentive stock options to purchase 625,000 shares of common stock were outstanding.

Plans Not in the Shareholder Approved Category

On June 30, 2005, we entered into a consulting agreement with Stuart Sundlun, an individual, pursuant to which we issued stock options to purchase 500,000 shares of our common stock. The stock options are exercisable until June 30, 2010 at $0.80 per share.

On March 7, 2006, we issued to Norman Sheresky, a legal consultant, stock options to purchase 15,000 shares of our common stock. The stock options are exercisable until March 6, 2011 at $0.50 per share.

On September 25, 2006, we granted stock options to purchase 250,000 shares of common stock, exercisable until September 24, 2011 at $0.21 per share, to each of the following employees: Ivan Railyan, Roman Rozenberg, Dan Brecher and Dmitry Vilbaum. Messrs. Rozenberg and Brecher exercised such options in December 2006.

On October 10, 2006, we issued to Brunzo Luz, an individual, in consideration for consulting services in connection with our oil and gas operations, warrants to purchase 50,000 shares of common stock, exercisable until October 10, 2008 at $0.50 per share.

On October 10, 2006, we issued to Pedro Celestino, an individual, in consideration for consulting services in connection with our oil and gas operations, warrants to purchase 50,000 shares of common stock, exercisable until October 10, 2008 at $0.50 per share.

On October 27, 2006, we granted to Eric M. Weiss, who was then our Chief Financial Officer, stock warrants to purchase 250,000 shares of common stock, exercisable until October 26, 2011 at $0.22 per share.

On August 13, 2007, we granted to Dmitry Vilbaum, our Chief Executive Officer and President, stock options to 5,000,000 purchase shares of our common stock, exercisable until August 12, 2012 at $0.16 per share. One-half of the stock options are deemed vested as of the date of grant, and the other half are to vest on August 13, 2008.

On August 13, 2007, we granted to Ivan Railyan, Director of Technology, stock options to 1,000,000 purchase shares of our common stock, exercisable until August 12, 2012 at $0.16 per share. One-half of the stock options are deemed vested as of the date of grant, and the other half are to vest on August 13, 2008.

On August 13, 2007, we granted to three consultants, Victor Andreev, Denis Negoda, and Igor Chirkin, stock options to purchase an aggregate of 1,000,000 shares of our common stock, exercisable for a period of up to five years from the date of grant at $0.16 per share. One-half of the stock options are deemed vested as of the date of grant, and the other half are to vest on August 13, 2008.

On October 1, 2007, we granted to employees stock options to purchase an aggregate of 9,200,000 shares of our common stock, exercisable for a period of up to five years from the date of grant at $0.22 per share, as follows: 2,500,000 options to Ivan Railyan, Director of Technology; 1,000,000 options to Dmitry Vilbaum, Chief Executive Officer and President; 4,500,000 options to Dan Brecher, Managing Director; 1,000,000 options to Ken Oh, Secretary; 100,000 options to Kim Reilly; and 100,000 options to Susan Fox.

On October 1, 2007, we granted to Victor Andreev, a consultant, stock options to purchase 500,000 shares of our common stock, exercisable for a period of up to five years from the date of grant at $0.22 per share.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current Auditors

Kempisty & Company, Certified Public Accountants, P.C. audited our financial statements for the fiscal year ended December 31, 2007. A representative of Kempisty & Company, Certified Public Accountants, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to speak, and will be available to respond to appropriate questions of stockholders.

Former Auditors

Rosen Seymour Shapss Martin & Company LLP was the independent registered public accounting firm for the Company for the fiscal years ended December 31, 2005 and 2006.

On July 31, 2007, the Company dismissed Rosen Seymour Shapss Martin & Company LLP as the Company’s independent registered public accounting firm, effective as of that date. This action was approved by the Company’s Board of Directors.

The reports of Rosen Seymour Shapss Martin & Company LLP on the Company’s consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, when issued, contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principle, except that the report of Rosen Seymour Shapss Martin & Company LLP for the fiscal year ended December 31, 2006 included a qualification in which Rosen Seymour Shapss Martin & Company LLP noted substantial doubt about the Company’s ability to continue as a going concern.

In connection with the audits of the fiscal years ended December 31, 2006 and 2005 and during the subsequent interim period through the date of dismissal, there were no disagreements between the Company and Rosen Seymour Shapss Martin & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to its satisfaction, would have caused Rosen Seymour Shapss Martin & Company LLP to make reference to the subject matter of the disagreement in connection with its reports.

During the fiscal years ended December 31, 2006 and 2005, and in the subsequent interim periods through the preceding the dismissal of Rosen Seymour Shapss Martin & Company LLP, the Company did not have any reportable events within the meaning of Item 304(a)(1)(iv) of Regulation S-B.

Principal Accountant Fees and Services

Audit Fees.   Fees for audit services provided by Kempisty & Company, Certified Public Accountants, P.C. (“Kempisty & Company”), our current principal independent registered public accounting firm, during the year ended December 31, 2007 was $72,500. Fees for audit services provided by Rosen Seymour Shapss Martin &

Company LLP, our former principal independent registered public accounting firm, during the years ended December 31, 2007 and 2006 were $152,961 and $263,184, respectively. Audit fees consist of the aggregate fees billed for the audits of our annual financial statements, the reviews of our quarterly financial statements included in the Company’s Form 10-QSBs, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.   Fees for audit-related services provided by Kempisty & Company, our current principal independent registered public accounting firm, during the year ended December 31, 2007 was $0. Fees for audit-related services provided by Rosen Seymour Shapss Martin & Company LLP, our former principal independent registered public accounting firm, during the years ended December 31, 2007 and 2006 were $0. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements outside of those fees disclosed above under the caption Audit Fees.

Tax Fees.   Fees for tax services provided by Kempisty & Company, our current principal independent registered public accounting firm, during the year ended December 31, 2007 was $0. Fees for tax services provided by Rosen Seymour Shapss Martin & Company LLP, our former principal independent registered public accounting firm, during the years ended December 31, 2007 and 2006 were $0. Tax fees consist of fees billed for tax compliance, tax advice, and tax planning.

All Other Fees.   There were no other fees billed for services by Kempisty & Company or Rosen Seymour Shapss Martin & Company LLP for the years ended December 31, 2007 and 2006.

Pre-Approval Policies and Procedures.   Our Board of Directors has a policy that requires pre-approval of all audit, audit-related, tax services, and other services, including non-audit services, performed by our independent registered public accounting firm. All services performed by our current and former principal independent registered public accounting firms in our fiscal years ended December 31, 2007 and 2006 were pre-approved. We do not have a separate audit committee of the Board of Directors.

PROPOSAL NO. 2

RATIFY SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and is requesting ratification by the stockholders of the appointment of, the registered public accounting firm of Kempisty & Company, Certified Public Accountants, P.C. to serve as independent auditors for the fiscal year ending December 31, 2008.

Although stockholder action in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accounting firm in maintaining the integrity of our financial controls and reporting. If our stockholders fail to ratify the appointment, the Board will reconsider the selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if the Board determines that such a change would be in the best interests of the Company International and our stockholders.

The Board of Directors recommends a vote “FOR”

the ratification of the selection of Kempisty & Company, Certified Public Accountants, P.C.

STOCK OWNERSHIP AND VOTING SECURITIES

The tables below set forth information, as of September 24, 2008, concerning the shares of our common stock beneficially owned by each director, by each of our current officers, including former officers named in the Summary Compensation Table herein, and by all of our current officers and directors as a group, and (ii) by each person whom we know beneficially own more than five percent of our of common stock. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below.

All persons named in the tables below, except as indicated by the footnotes to the tables, have the sole voting and dispositive power with respect to common stock that they beneficially own. In computing the number of shares of common stock or preferred stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares that are acquirable within 60 days of September 24, 2008 upon exercise of options and warrants; however, ownership of shares of preferred stock which carry conversion privileges are listed separately and are not included in the calculation of beneficial ownership of common stock. Applicable percentage ownership is based on 58,358,338 shares of common stock and 5,000,000 shares of preferred stock outstanding at September 24, 2008. Each share of preferred stock carries three votes, voting together with the common stock, and is convertible into one share of common stock. Percentage of total voting power is based upon the number of shares of common stock with one vote per share and preferred stock with three votes per share outstanding as of September 24, 2008, without including shares acquirable at a future time.

	Shares Beneficially Owned				% Total
	Common	% of	Preferred	% of	Voting
Name of Beneficial Owner (a)	Stock	Class	Stock	Class	Power
Officers and Directors
Dmitry Vilbaum (b)	7,250,000	11.1%	–	–	–
Dr. Alexandre Agaian	–	–	–	–	–
Mikhail Gamzin (c)	29,275,483	50.2%	25,000,000	100%	60.4%
Evgeny Roytman (c)	29,275,483	50.2%	25,000,000	100%	60.4%
Ivan Railyan (c)(d)	33,025,483	53.2%	25,000,000	100%	60.4%
Dmitri Moiseyev (e)	–	–	–	–	–
Kenneth Oh (f)	1,000,000	1.7%	–	–	–
Elena Palgova (g)	500,000	0.8%	–	–	–
All officers and directors as a group (8 persons)	41,775,483	59.0%	25,000,000	100%	60.4%
Former Officers and Directors
Roman Rozenberg	1,782,998	3.1%	–	–	2.4%
Dan Brecher (h)	6,501,499	10.3%	–	–	2.7%
5% Security Holders
River Universal Trading Limited
and related entity as a group (i)	29,275,483	50.2%	25,000,000	100%	60.4%
Enficon Establishment (j)	5,400,000	9.3%	–	–	7.4%
Parten Corporation Inc. (k)	4,000,000	6.9%	–	–	5.5%

(a)	Unless otherwise indicated, the address of each person is c/o Terra Energy & Resource Technologies, Inc., 99 Park Avenue, 16th Floor, New York, New York 10016.
(b)

Refers to stock options to purchase 250,000 shares of common stock at $0.21 per share until September 24, 2011, 5,000,000 shares of common stock at $0.16 per share until August 12, 2012, 1,000,000 shares of common stock at $0.22 per share until September 30, 2012, and 1,000,000 shares of common stock at $0.165 per share until April 23, 2011. Excludes stock options, to vest in 2009, to purchase 1,000,000 shares of common stock, at $0.165 until April 23, 2012, and stock options, to vest in 2010, to purchase 1,000,000 shares of common stock, at $0.165 until April 23, 2013.

(c)	See footnote (i) below.
(d)

Includes stock options to purchase 250,000 shares of common stock at $0.21 per share until September 24, 2011, 1,000,000 shares of common stock at $0.16 per share until August 12, 2012, and 2,500,000 shares of common stock at $0.22 per share until September 30, 2012.

(e)

Employed by Technoprom Investment Corporation , which is owned by Mikhail Gamzin and Evgeny Roytman. See footnote (i) below. Mr. Moiseyev disclaims beneficial ownership of shares held, or controlled, directly or indirectly, by each of Technoprom Investment Corporation, Mikhail Gamzin, Evgeny Roytman, RUT and Esterna Ltd.

(f)	Refers to stock options to purchase 1,000,000 shares of common stock, exercisable until September 30, 2012 at $0.22 per share.
(g)

Refers to stock options to purchase 250,000 shares of common stock at $0.11 per share until May 19, 2010, and includes stock option, subject to vesting on November 1, 2008, to acquire an additional 250,000 shares of common stock. Excludes stock options, to vest in 2009, to purchase 500,000 shares of common stock at $0.11 per share until May 19, 2010.

(h)	Includes stock options to purchase 4,500,000 shares of common stock, exercisable until September 30, 2012 at $0.22 per share.
(i)

The group consists of River Universal Trading Limited, a British Virgin Islands company (“RUT”), and Esterna Ltd., a Cypriot limited company. RUT’s address is 50 Agias Zonis Street, Arianthi Court, CY-3090 Limassol, Cyprus. Its beneficial owners with shared voting and dispositive powers are Mikhail Gamzin, Evgeny Roytman and Ivan Railyan. RUT is 50% owned by Technoprom Investment Corporation, formerly known as Upside Global Partners Limited, a British Virgin Islands company, which is owned by Mikhail Gamzin and Evgeny Roytman, each on a 50% basis, and 50% owned by Ivan Railyan. Esterna is a wholly-owned entity of RUT. Includes the following securities held by Esterna: 500,000 shares of common stock, 5,000,000 shares of preferred stock, and warrants to purchase 20,000,000 shares of preferred stock, exercisable until December 27, 2009.

(j)	Its address is Liechtenstein, Poststrasse 403, FL-9491 Ruggell. The beneficial owner is Alexander Fediaev.
(k)	Its address is c/o Lexinter SA, AV.de Champel 8C, 1206 Geneva, Switzerland. [

Changes in Control

We do not have any arrangements that may result in a change in control.

On December 27, 2007, we entered into a Securities Purchase Agreement with Esterna Ltd., a Cypriot limited company, for the sale of securities consisting of 5,000,000 shares of Series A preferred stock, and warrants exercisable over a two-year period to purchase 20,000,000 shares of Series A Preferred Stock for the aggregate purchase price of $1 million. The warrants have an exercise price of $.25 per share for a period of one year, and thereafter until expiration the exercise price shall be $.30 per share. A closing for one-half of the securities occurred on December 27, 2007, and a final closing for the remainder of the securities occurred April 23, 2008.

Each share of preferred stock is convertible into one share of common stock. In connection with the transaction, the Company designated 25 million shares as Series A Preferred Stock. Each share of preferred stock is entitled to three votes for each vote afforded to a share of common stock. Upon conversion, exchange or other transaction with the Company of more than 50% of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, the remaining outstanding Series A Preferred Stock shall automatically convert into shares of common stock.

Except as required by law, the holders of the preferred stock are entitled to vote on an as-converted basis on all matters in which the holders of common stock are entitled to vote, including the election of directors. For so long as at least 50% of the preferred stock remain outstanding, the holders of the preferred stock have the exclusive right to elect a majority of the Company’s board of directors. Such directors may only be removed and may be removed from time to time by the holders of the preferred stock.

Additionally, for so long as at least 50% of the aggregate number of originally-issued shares of preferred stock remain outstanding, consent of the holders of at least 66 2/3% of then outstanding shares of preferred stock voting together as a class are required for: (i) any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking on par with the Series A Preferred Stock with respect to redemption, voting, dividends, or upon liquidation, (ii) the amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (iii) the declaration or payment of any dividend or distribution on any securities of the Company other than the Series A Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designation for the Series A Preferred Stock, or the authorization of the repurchase of any securities of the Company, (iv) the approval of any event constituting a liquidation preference, (v) the carrying on by the Company of any business other than the business of the Company similar to the business conducted by the Company or any affiliate to date, (vi) the creation (through reclassification, issuance or otherwise) any shares of preferred stock (regardless of rights, privileges, powers or preferences; (vii) the issuance of any additional shares of preferred stock other than the shares of Series A Preferred Stock sold pursuant to the Securities Purchase Agreement; (viii) the merger or consolidation into or with any other entity (other than a merger or consolidation where the Company is the survivor or continuing corporation of such merger or consolidation and the Company’s stockholders as constituted immediately prior to such merger or consolidation will, immediately after such merger or consolidation hold a majority of the voting power of the Company), sell all or substantially all of the Company’s assets or effect a liquidation of the assets of the Company; (ix) the entering into, directly or indirectly, or permitting of any Subsidiary to enter into, directly or indirectly, any debt or lease transaction where the aggregate value of any such transaction exceeds $1 million; (x) changing the size of, or election procedure of, the Company’s Board of Directors; (xi) increasing the number of shares reserved under any plan adopted by the Company for issuance of equity to employees, non-employee directors and consultants; (xii) entering into or permitting any sale, transfer, assignment, conveyance, lease or other disposition or any series of related dispositions of any assets, business or operations of the Company or any of its Subsidiaries, where the value of the assets, business or operations so disposed during the immediately preceding 12 months exceeds the lesser of (A) $1 million or (B) 10% of the Company's total consolidated assets; provided, however, that such restriction shall not apply to inventory sales and other sales in the ordinary course of business; (xiii) entering into or permitting any subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliates, directors, officers, employees or stockholders of the Company or any subsidiary where the aggregate value of any such transaction exceeds $25,000; (xiv) entering into or permitting any sale, transfer, encumbrance, other disposition or any series of related dispositions of any key technology or intangible, license or otherwise transfer the rights to technology or intangibles necessary or material to its operations; (xv) hiring, terminating or replacing the Company’s Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or President or any person performing functions equivalent to those of such offices; or (xvi) engaging in any transaction that is material or could reasonably be expected to be a material matter to the assets or operations of the Company.

In connection with the transaction, Esterna nominated Mikhail Gamzin and Evgeny Roytman to the Company’s board of directors, and they joined the board of directors on April 23, 2008.

Esterna Ltd. is a wholly-owned entity of River Universal Trading Limited, a British Virgin Islands company. As of December 31, 2007, of River Universal Trading Limited was owned by Technoprom Investment Corporation, formerly known as Upside Global Partners Limited, a British Virgin Islands company, which was owned by Mikhail Gamzin and Evgeny Roytman, each on a 50% basis. In April 2008, River Universal Trading Limited consummated a transaction with Ivan Railyan, whereby Mr. Railyan acquired a 50% interest in River Universal Trading Limited in consideration of his transfer of 28,775,483 shares of the Company’s common stock to River Universal Trading Limited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors, and persons who beneficially own more than ten percent of any class of equity securities of a company registered pursuant to Section 12 of the Exchange Act to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership. Such persons are also required by Securities and Exchange Commission regulations to furnish the company with copies of all such Section 16(a) forms filed by such person. As of the year ended December 31, 2007, we did not have any class of equity securities registered pursuant to Section 12 of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with the Institute

In 2005, we entered into a license agreement and a services agreement with The Institute of Geoinformational Analysis of the Earth Establishment. Mr. Railyan, our President and Chairman, is the owner and operator of the Institute. The Institute is an international professional services firm which specializes in the development and application of remote sensing and geographic information technologies. The purpose of the agreements was to provide us with a license right to the technology, and a right to utilize the Institute’s services. We believed that the terms of the agreements with the Institute were fair, and were on terms at least as equivalent to transactions with an unaffiliated party. The terms of the agreements were negotiated between Mr. Railyan and the other members of our Board of Directors, and factors in determining the terms included, the availability and costs of obtaining other technology and services from third parties, our good faith judgment as to the value of the Institute’s technology and services, the long term nature of the agreements, a discount on services from the Institute’s normal rates, and that we were receiving offsets on our service payments to the Institute against our annual minimum license fees for a period of time until we generate substantial revenues. Periodically, from time to time, the Board of Directors, excluding Mr. Railyan, intended to reevaluate the terms of the agreements and reevaluate our contractual arrangements with the Institute, considering the availability and costs of obtaining other technology and services available from third parties.

Under the license agreement in effect in 2005, we had an exclusive, worldwide 30-year renewable right to use of all of the technology of the Institute, which has as its focus the exploration, sustainable development and management of the Earth's resources and the monitoring of the environment. We were required to pay the Institute $600,000 each year under the license agreement, subject to certain deferrals and credits as specified in the license agreement and the services agreement, until we have achieved certain milestones, upon which the payments increase. Commencing in 2007, the minimum payment for annual license fees was to increase annually by the lesser of four percent or the percentage increase of the New York Consumer Price Index using 2005 as the base year.

In July 2007, the parties entered into an agreement, pursuant to which the license period became a 32-year term from 2005, and the annual license fee for calendar year 2007 was deferred, and payable at the rate of no more than $300,000 per year commencing with calendar year 2008, provided that the Company has total positive net revenues from its operations of at least $2 million annually, the Institute shall be entitled to payment on the deferred license fee at a rate of no more than $300,000 per year. The Institute shall also be entitled to payments on certain service projects engaged in by the Company. For all internal projects of the Company (i.e., natural resource projects that the Company engages in pursuant to farmin or farmout agreements with third parties), the Institute shall be entitled to payments equal to 20% of the net revenues received by TIC from such farmin and/or farmout agreements. For non-internal projects, the Institute shall be entitled to payments equal to: (i) 20% of the net cash success fee compensation earned by the Company from such projects; and (ii) 20% of the net cash received by the Company from royalty-free interests in such service projects. Such project related payments shall be payable only after the Company generates over $1 million in net revenues from service projects. Commencing in 2008, the annual license fee was to increase annually by the lesser of four percent or the percentage increase of the Consumer Price Index using 2007 as the base year. Under the license agreement, we obtained an exclusive option to purchase from the Institute its mapping technology. This option terminates on the first to occur of (i) June 30, 2012 or (ii) the termination of the license agreement. The purchase price for the mapping technology is to be the lesser of (i) $20 million, or the (ii) then-current market value of the mapping technology as determined by independent appraisers. Notwithstanding the foregoing, the parties may negotiate in good faith a different purchase price. One-half of all internal project payments and one-half of all service success fee payments received by the Institute is to be credited against the purchase price.

In December 2007, the parties entered into an agreement of waiver, pursuant to which the annual license fees payable with respect to calendar years 2007 and 2008 have been waived.

Under the services agreement in effect in 2005, the Institute was to render services to us, and to refer all inquiries for commercial contract services to us. The Institute was to perform certain contract services for us at no more than 40% of the published rates of $500 per square kilometer, with minimum annual fees of $500,000, and with offsets against the license fee until certain minimum revenues are obtained. Until such time as the Company has annual revenues of at least $10 million or until such time as the market capitalization of the Company exceeds $100 million, 83.334% of the license fees will be credited against service fees, and in any calendar year in which the Company’s revenues are less than $6 million, the minimum annual services fee is to be offset against the annual license fee. Commencing in 2007, the minimum payment for annual services fees is to increase annually by the lesser of four percent or the percentage increase of the New York Consumer Price Index using 2005 as the base year.

In July 2007, the parties entered into an agreement, pursuant to which the annual services fee payable to the Institute for our internal projects for calendar year 2007 was deferred, and payable at the rate of no more than $300,000 per year commencing with calendar year 2008, provided that the Company has total positive net revenues from its operations of at least $2 million annually, and provided that in the event that the Institute also has payable deferred annual license fees owed to the Institute, the Institute shall be entitled to payment on the deferred license fees and the deferred services fees at the collective rate of no more than $300,000 per year, on a pro rata basis. The Institute is to perform certain contract services for us at the rate of (i) no more than 40% to 60% of its published rates depending on the nature of the requested services, or (ii) no more than 10% over cost, with minimum annual services fees totaling $500,000, subject to certain deferrals and credits. Commencing in 2008, the minimum annual service fee is to increase by the lesser of 4% or the percentage increase in the Consumer Price Index (CPI) using 2007 as the base year.

In December 2007, the parties entered into an agreement of waiver, pursuant to which the annual services fees payable with respect to calendar years 2007 and 2008 have been waived.

Transactions with Directors and Officers

In 2006 through March 2007, we subleased executive office facilities on a month-to-month basis pursuant to an oral agreement with Dan Brecher, a former officer and director of our company. The rent was $2,250 per month through March 2006, $4,500 per month through August, 2006, and was $8,000 per month through March 31, 2007. The rent represented the actual cost being charged to Mr. Brecher by the lessor for the facilities utilized by our company. The increases in rent were due to occupancy of additional space. As of April 1, 2007, we leased from the third party substantially reduced office space.

In 2007, two officers, Dan Brecher and Dmitry Vilbaum, and a director, Ivan Railyan, loaned the Company an aggregate of $407,409, and a related party has loaned $39,968 to the Company. The loans are unsecured and non-interest bearing and have no specific repayment terms. In December 2007, Mr. Brecher agreed to defer the repayment of monies advanced by him to the Company, totaling approximately $295,322 through September 30, 2007, and Mr. Railyan agreed to defer the repayment of monies advanced by him to the Company, totaling approximately $105,000 through December 12, 2007, until the earlier of June 1, 2008 or such time that monies become available, out of future monies either raised by the Company and its affiliated entities or monies received as revenue.

At various times since 2005 to the present, certain of our present or former officers or directors, Dan Brecher and Kenneth Oh, and other employees of our company, have worked for our attorneys, Law Offices of Dan Brecher, and may continue to do so. Mr. Brecher and Mr. Oh are practicing attorneys who have devoted a majority of their time to Law Offices of Dan Brecher. The law firm, the proprietor of which is an attorney is a former director and officer, and a present stockholder, of our company, provides certain legal services to us. We paid the law firm or accrued legal fees for years ended December 31, 2007 and 2006 of $367,881 and $730,000, respectively. In December 2007, the law firm agreed to waive legal fees in the amount of $477,953. The Company paid or accrued legal fees for the six months ended June 30, 2008 of $232,106.

Dmitry Vilbaum, our Chief Operating Officer, worked for Law Offices of Dan Brecher on a part-time basis from June 2005 through March 2006. For the use of Mr. Vilbaum services, we reimbursed, at cost, Law Offices of Dan Brecher for compensation expenses and costs of benefits it incurred in connection with its employment of Mr. Vilbaum, provided Mr. Vilbaum was devoting substantially all of his time to our business. Mr. Vilbaum received a salary from Law Offices of Dan Brecher at the rate of $25,000 per year from June 2005 through March 2006, and medical and dental benefits.

On May 19, 2008, we entered into a consulting agreement with Elena Palgova to serve as a legal consultant, for a term through April 2009. Pursuant to the agreement, she received $10,000 for the initial month of services, is entitled to a monthly fee of $5,000 thereafter, and stock options to purchase 1,000,000 shares of the Company’s common stock, exercisable, subject to vesting at various times between August 1, 2008 and May 1, 2009, for two years at $0.11 per share.

On December 12, 2006, each of Roman Rozenberg and Dan Brecher exercised stock options granted on September 25, 2006 to purchase 250,000 shares of common stock, exercisable for a period of up to five years from the date of grant at $0.21 per share. We accepted from Mr. Rozenberg the cancellation of $52,500 in unreimbursed and unpaid salary as the exercise price. We accepted from Mr. Brecher a credit of $52,500 in legal fees of his law firm as the exercise price.

Transactions involving Esterna Ltd. and Affiliates

On December 29, 2005, we entered into a Securities Purchase Agreement with Esterna Limited, a Cyprus limited company, for the sale of 500,000 shares of common stock.

On December 27, 2007, we entered into a Securities Purchase Agreement, dated as of December 27, 2007, with Esterna Ltd. for the sale of securities, consisting of 5,000,000 shares of the Company’s unregistered Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), and warrants exercisable over a two-year period to purchase 20,000,000 shares of Series A Preferred Stock, for the aggregate purchase price of $1 million. The warrants have an exercise price of $.25 per share through December 26, 2008, and thereafter until their expiration on December 26, 2009 the exercise price shall be $.30 per share. The first closing for the purchase of 2,500,000 preferred shares and 10,000,000 warrants for $500,000 occurred on December 27, 2007. The second closing for the purchase of an additional 2,500,000 preferred shares and 10,000,000 warrants for an additional payment of $500,000 occurred on April 23, 2008.

In connection with the transaction, the Company has designated 25 million shares as Series A Preferred Stock. In connection with the transaction and the terms of the designation of Series A Preferred Stock, the Company has amended its bylaws to set forth the voting, consent, and notice rights of holders of Series A Preferred Stock described herein.

Each share of Series A Preferred Stock is convertible into one share of common stock. Upon conversion, exchange or other transaction with the Company of more than 50% of the originally issued Series A Preferred Stock, such that less than 50% of the originally issued Series A Preferred Stock becomes outstanding at any time, the remaining outstanding Series A Preferred Stock shall automatically convert into shares of common stock.

The holders of shares of Series A Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Company’s bylaws, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock are entitled to vote on all matters submitted to or required to be submitted to the stockholders for a vote, together with the holders of the common stock voting together as a single class with each share of common stock entitled to one vote per share, and each share of Series A Preferred Stock is entitled to three votes for each share of common stock issuable upon conversion of the Series A Preferred Stock as of the record date of such vote, the holders of the preferred stock being entitled to vote on an as-converted basis on all matters in which the holders of common stock are entitled to vote, including the election of directors. For so long as at least 50% of the Series A Preferred Stock originally issued pursuant to the Securities Purchase Agreement remain outstanding, the holders of the outstanding Series A Preferred Stock shall have the exclusive right to elect a majority of the Company’s board of directors. Such directors may only be removed and may be removed from time to time by the holders of the Series A Preferred Stock.

In addition to such voting rights, for so long as at least 50% of the aggregate number of originally-issued shares of Series A Preferred Stock remain outstanding, consent of the holders of at least 66 2/3 % of then outstanding shares of the Series A Preferred Stock voting together as a class shall be required for: (i) any action that creates any new class or series of equity securities or any other security convertible into equity securities ranking on par with the Series A Preferred Stock with respect to redemption, voting, dividends, or upon liquidation, (ii) the amendment, alteration or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (iii) the declaration or payment of any dividend or distribution on any securities of the Company other than the Series A Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designation for the Series A Preferred Stock, or the authorization of the repurchase of any securities of the Company, (iv) the approval of any event constituting a liquidation preference, (v) the carrying on by the Company of any business other than the business of the Company similar to the business conducted by the Company or any affiliate to date, (vi) the creation (through reclassification, issuance or otherwise) any shares of preferred stock (regardless of rights, privileges, powers or preferences; (vii) the issuance of any additional shares of preferred stock other than the shares of Series A Preferred Stock sold pursuant to the Securities Purchase Agreement; (viii) the merger or consolidation into or with any other entity (other than a merger or consolidation where the Company is the survivor or continuing corporation of such merger or consolidation and the Company’s stockholders as constituted immediately prior to such merger or consolidation will, immediately after such merger or consolidation hold a majority of the voting power of the Company), sell all or substantially all of the Company’s assets or effect a liquidation of the assets of the Company; (ix) the entering into, directly or indirectly, or permitting of any Subsidiary to enter into, directly or indirectly, any debt or lease transaction where the aggregate value of any such transaction exceeds $1 million; (x) changing the size of, or election procedure of, the Company’s Board of Directors; (xi) increasing the number of shares reserved under any plan adopted by the Company for issuance of equity to employees, non-employee directors and consultants; (xii) entering into or permitting any sale, transfer, assignment, conveyance, lease or other disposition or any series of related dispositions of any assets, business or operations of the Company or any of its Subsidiaries, where the value of the assets, business or operations so disposed during the immediately preceding 12 months exceeds the lesser of (A) $1 million or (B) 10% of the Company's total consolidated assets; provided, however, that such restriction shall not apply to inventory sales and other sales in the ordinary course of business; (xiii) entering into or permitting any subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliates, directors, officers, employees or stockholders of the Company or any subsidiary where the aggregate value of any such transaction exceeds $25,000; (xiv) entering into or permitting any sale, transfer, encumbrance, other disposition or any series of related dispositions of any key technology or intangible, license or otherwise transfer the rights to technology or intangibles necessary or material to its operations; (xv) hiring, terminating or replacing the Company’s Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or President or any person performing functions equivalent to those of such offices; or (xvi) engaging in any transaction that is material or could reasonably be expected to be a material matter to the assets or operations of the Company.

The holders of Series A Preferred Stock are entitled to notices of the following corporate actions: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company and any other person or any transfer of all or substantially all the assets of the Company to any other person; (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; and (iv) any plan or proposal by the Company to register shares of the Common Stock with the Securities and Exchange Commission.

In connection with the transaction, the purchaser has nominated two individuals, Mikhail Gamzin and Evgeny Roytman, to the Company’s board of directors.

Esterna Ltd. is a wholly-owned entity of River Universal Trading Limited, a British Virgin Islands company. As of December 31, 2007, of River Universal Trading Limited was owned by Technoprom Investment Corporation, formerly known as Upside Global Partners Limited, a British Virgin Islands company, which was owned by Mikhail Gamzin and Evgeny Roytman, each on a 50% basis. In April 2008, River Universal Trading Limited consummated a transaction with Ivan Railyan, an affiliate of the Company, whereby Mr. Railyan acquired a 50% interest in River Universal Trading Limited in consideration of his transfer of 28,775,483 shares of the Company’s common stock to River Universal Trading Limited. In connection with the transaction, Mr. Railyan joined Messrs. Gamzin and Roytman on the Boards of Directors of River Universal Trading Limited and Esterna Ltd.

ADDITIONAL INFORMATION

Stockholder Proposals

To be considered for inclusion in our next year’s annual meeting and related proxy materials, stockholder proposals must be submitted in writing by January 31, 2009. All proposals should be submitted in writing to: Corporate Secretary, Terra Energy & Resource Technologies, Inc., 99 Park Avenue, 16th Floor, New York, New York 10016. The submission of a stockholder proposal does not guarantee that it will be included in our next year’s proxy statement. There are additional requirements regarding proposals of stockholders, and a stockholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934. We did not receive any stockholder proposals in connection with this year’s meeting and proxy statement.

Expenses of Proxy Solicitation

We pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes in connection with the annual meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have not retained a proxy soliciting firm to assist in the solicitation of proxies, but we may do so, and we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Annual Report

Our Annual Report on Form 10-KSB for the year ended December 31, 2007 accompanies this proxy statement. We will mail without charge, upon written request, a copy of our annual report on Form 10-KSB, including the financial statements, schedules, and list of exhibits. Requests should be sent to: Terra Energy & Resource Technologies, Inc., 99 Park Avenue, 16th Floor, New York, New York 10016, Attn.: Investor Relations.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as banks and brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as ‘‘householding,’’ potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are stockholders of the Company household the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Terra Energy & Resource Technologies, Inc., 99 Park Avenue, 16th Floor, New York, New York 10016, or contact Investor Relations, Terra Energy & Resource Technologies, Inc. at (212) 286-9197. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Other Action at Meeting

Our Board knows of no other matters, except the proposals in this Proxy Statement, for stockholder action at the Annual Meeting. If any other items or matters properly come before the meeting, or any adjournments or postponements, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

By order of the Board of Directors

/s/ Dr. Alexandre Agaian
Dr. Alexandre Agaian, President
New York, New York
October 1, 2008

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

PROXY

To Vote Your Proxy by Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Alexandre Agaian and Kenneth Oh, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Terra Energy & Resource Technologies, Inc. held of record by the undersigned at the close of business on September 24, 2008 at the Annual Meeting of Stockholders of Terra Energy & Resource Technologies, Inc. to be held on October 28, 2008 or at any adjournment thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PROXY	Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

		FOR	WITHHOLD AUTHORITY
1.	Election of Directors	☐	☐

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)

01-Dmitry Vilbaum

02-Dr. Alexandre Agaian

03-Mikhail Gamzin

04-Evgeny Roytman

05-Dmitri Moiseyev

		FOR	AGAINST	ABSTAIN
2.	Ratify Selection of Independent Registered Public Accounting Firm	☐	☐	☐

Signature_______________________	Signature_______________________	Date__________

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.